Exhibit 99.1

PRESS RELEASE

Renee Brotherton	Kevin Kessel
Corporate Communications	Investor Relations
1(408) 576-7189	1 (408) 576-7985
renee.brotherton@flextronics.com	kevin.kessel@flextronics.com

FLEXTRONICS APPOINTS
 MICHAEL CAPELLAS TO ITS BOARD OF DIRECTORS

San Jose, CA March 24, 2014—Flextronics (NASDAQ: FLEX) announced today that Michael D. Capellas, prominent industry executive, has been appointed to the Company’s Board of Directors.

Mr. Capellas currently serves as Principal of Capellas Partners, a strategic advisory firm focusing on technology-driven companies. He was previously Chief Executive Officer and Chairman of VCE Company, LLC, a joint venture between EMC and Cisco with investments from VMware and Intel. He was Chairman and Chief Executive Officer of First Data Corporation and was also Chief Executive Officer of MCI, Inc. through its 2004 restructuring and acquisition by Verizon in 2006. In addition, Mr. Capellas served as Chief Executive Officer and Chairman of the Board of Compaq from 2000 until its merger with HP in 2002.  Post merger, he served as President of HP. Prior to Compaq and HP, he held a variety of executive positions in multiple industries.

“Michael has tremendous operational, financial and technology industry experience spanning hardware, software, network and communications companies and is one of the most talented  executives in business today,” said Mike McNamara, chief executive officer of Flextronics. “We are honored to welcome Michael to our Board and look forward to leveraging his extensive experience and deep insights in the Flextronics Boardroom.”

About Flextronics

Flextronics (Reg. No. 199002645H) is a leading end-to-end supply chain solutions company that delivers design, engineering, manufacturing and logistics services to a range of industries and end-markets, including data networking, telecom, enterprise computing and storage, industrial, capital equipment, appliances, automation, medical, automotive, aerospace and defense, energy, mobile, computing and other electronic product categories. Flextronics is an industry leader with more than $24 billion in annualized sales, generated from helping its customers design, build, ship, and service their products through an unparalleled network of facilities in more than 30 countries and across four continents. Flextronics’ service offerings and vertically integrated component technologies optimize customer supply chains by lowering costs, increasing flexibility, and reducing time-to-market. For more information, visit www.flextronics.com or follow us on Twitter @flextronics.

#  #  #